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As filed with the Securities and Exchange Commission on June 14, 2006

Registration No. 333-134958

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Verigy Ltd.
(Exact name of registrant, as specified in its charter)

Singapore (State or other jurisdiction of incorporation or organization)	No. 1 Yishun Ave 7, Singapore 768923 (Address and zip code of principal executive offices)	Not applicable (I.R.S. Employer Identification No.)

2006 Equity Incentive Plan
2006 Employee Share Purchase Plan
(Full title of the plans)

Kenneth M. Siegel, Esq.
Verigy Ltd.
395 Page Mill Road
Palo Alto, California 94306
(650) 752-5000
(Name, address and telephone number, including area code, of agent for service)

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to Verigy Ltd. (the "Company") Registration Statement on Form S-8 (File No. 333-134958) (the "Registration Statement"), which was filed with the Securities and Exchange Commission (the "SEC") on June 12, 2006, is being filed to clarify Item 6 of Part II, and to substitute the opinion of Baker & McKenzie. Wong & Leow included with the original filing with an updated opinion of such firm. The updated opinion is filed as Exhibit 5.1 hereto.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.    Indemnification of Directors and Officers

        Subject to the Singapore Companies Act, Article 119 of the Company's Articles of Association provides that every director or other officer of the Company and its subsidiaries and affiliates shall be entitled to be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, civil or criminal, in which judgment is given in his favor; or in which he is acquitted; or in connection with any application under the Singapore Companies Act in which relief is granted to him by the Court in respect of any negligence, default, breach of duty or breach of trust.

        In addition, no director, manager or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by the Company, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Company or for the insufficiency or deficiency of any security upon which any of the moneys of the Company are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

        Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the Company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

        The Company has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Company's officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Company has also obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on June 13, 2006.

Verigy Ltd.
By:	/s/ KEITH L. BARNES Keith L. Barnes President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ KEITH L. BARNES Keith L. Barnes	Director, President and Chief Executive Officer (Principal Executive Officer) and Authorized U.S. Representative	June 13, 2006
* Adrian Dillon	Director and Interim Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	June 13, 2006
* Paul Chan	Director	June 13, 2006
* C. Scott Gibson	Director	June 13, 2006
* Ernest L. Godshalk	Director	June 13, 2006
*By:	/s/ KEITH L. BARNES Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Document
4.1	(1)	Amended and Restated Memorandum and Articles of Association of the Company
5.1		Opinion of Baker & McKenzie. Wong & Leow
23.1	(2)	Consent of Independent Registered Public Accounting Firm
23.2		Consent of Baker & McKenzie. Wong & Leow is contained in Exhibit 5.1 to this registration statement.
24.1	(3)	Power of Attorney.
99.1	(4)	2006 Equity Incentive Plan
99.2	(5)	2006 Employee Share Purchase Plan

(1)
Previously filed as Exhibit 3.2 to an amendment to our Registration Statement on Form S-1 (File No. 333-132291), filed with the SEC on May 23, 2006, and incorporated herein by reference.

(2)
Incorporated by reference from Exhibit 23.1 to the Registration Statement on Form S-8 (File No. 333-134958), filed with the SEC on June 12, 2006.

(3)
Previously filed with the signature page to the Registration Statement on Form S-8 (File No. 333-134958), filed with the SEC on June 12, 2006.

(4)
Previously filed as Exhibit 10.2 to an amendment to our Registration Statement on Form S-1 (File No. 333-132291), filed with the SEC on June 5, 2006, and incorporated herein by reference.

(5)
Previously filed as Exhibit 10.3 to an amendment to our Registration Statement on Form S-1 (File No. 333-132291), filed with the SEC on June 5, 2006, and incorporated herein by reference.

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POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 6. Indemnification of Directors and Officers
SIGNATURES
EXHIBIT INDEX